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             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                          LUDLUM CONSTRUCTION CO., INC.


Pursuant to the provisions of the Florida Statues, on October 24, 1997 all of the directors and shareholders of Ludlum Construction Co., Inc., a Florida corporation (the "Corporation"), adopted the following resolutions by written consent:

         RESOLVED:      That the number of authorized shares of common stock of
                        the Corporation should be increased to ten million
                        (10,000,000), $0.01 par value per share, one (1) of
                        which is designated "Class A" and nine million, nine hundred ninety nine thousand nine hundred ninety nine
                        (9,999,999) of which are designated "Class B".

         RESOLVED:      That the Articles of Incorporation as filed with the
                        Florida State Department should be amended to reflect the foregoing resolution.

         RESOLVED:      That the President of the Corporation is authorized to
                        take any and all action necessary in order to reflect the change in authorized capital of the Corporation.

NOW THEREFORE, in accordance with the foregoing resolutions, the first sentence of Article III of the Corporation's Articles of Incorporation is deleted and the following inserted in its place:

                           ARTICLE III. CAPTIAL STOCK

         The total number of shares of all classes of stock which the corporation has the authority to issue is ten million (10,000,000) shares of common stock, $0.01 par value per share, one (1) of which is designated "Class A" and nine million nine hundred ninety nine thousand nine hundred ninety nine (9,999,999) of which are designated "Class B".


IN WITNESS WHEREOF, the President of the Corporation has executed and submitted this instrument this 24th day of October, 1997.




                                            /s/ Noah W. Ludlum, Jr.
                                            ------------------------------------
                                            Noah W. Ludlum, Jr., President




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                                STATE OF FLORIDA

                                     (SEAL)

                              DEPARTMENT OF STATE



I certify the attached is a true and correct copy of the Articles of Amendment, filed on November 7, 1997, to Articles of Incorporation for LUDLUM CONSTRUCTION CO., INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is 404448.



                                           Given under my hand and the
                                        Great Seal of the State of Florida
                                       at Tallahassee, the Capitol, this the
                                         Thirteenth day of November, 1997



                                          /s/ Sandra B. Mortham
(SEAL)                                    -------------------------------------
                                              Sandra B. Mortham
                                              Secretary of State